ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
         COMPUTATION OF INCOME PER COMMON SHARE
          ($ in millions, except share data)

                            Three Months         Nine Months
                         Ended September 30,   Ended September 30,
                         1995       1994         1995       1994
Income before
 extraordinary item $     29.2 $     25.9   $     93.1 $     78.4

Extraordinary
 item, net                   -          -        (11.4)         -
Net income          $     29.2 $     25.9   $     81.7 $     78.4

Calculation of average number
   of shares outstanding:
Primary:
Weighted average
number of common
shares outstanding  41,548,320 42,603,079   41,950,116 42,602,953
Effect of shares
issuable under stock
options                181,857    102,008      155,003    117,858
                    41,730,177 42,705,087   42,105,119 42,720,811

Fully diluted:
Weighted average
number ofcommon
shares outstanding  41,548,320 42,603,079   41,950,116 42,602,953
Effect of shares
issuable under
stock options          179,607    102,008      179,607    117,858
                    41,727,927 42,705,087   42,129,723 42,720,811

Income per common share:
Primary:
Before extraordinary
item                  $  0.70 $     0.61   $     2.21 $     1.84

Extraordinary
item, net                   -          -        (0.27)         -
Net income            $  0.70 $     0.61   $     1.94 $     1.84


Fully diluted:
Before extraordinary
item                  $  0.70 $     0.61   $     2.21 $     1.84

Extraordinary
item, net                   -          -        (0.27)         -
Net income            $  0.70 $     0.61   $     1.94 $     1.84

(1) Such items are included in primary calculation.
    Additional shares represent difference between average price of common stock for the period and the end of period price.